Filed Pursuant to Rule 433
Registration No. 333-168879
September 15, 2011
PRICING TERM SHEET
GATX Corporation 4.850% Senior Notes due 2021

Issuer:	GATX Corporation

Security:	The notes offered hereby (the “New Notes”) constitute a further issuance of the 4.850% Senior Notes due 2021, of which $250,000,000 principal amount was issued on May 27, 2011 (the “Old Notes”). The New Notes will form a single series with the Old Notes and will have the same terms other than the initial offering price. Immediately upon settlement, the New Notes offered hereby will have the same CUSIP number and will trade interchangeably with the Old Notes. Upon completion of this offering, an aggregate $300,000,000 of 4.850% Senior Notes due 2021 will be outstanding.

Further Issuance Size:	$50,000,000

Maturity Date:	June 1, 2021

Coupon:	4.850%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2011

Price to Investors:	100.108%[1]

Benchmark Treasury:	UST 2.125% due August 15, 2021

Benchmark Treasury Yield:	2.085%

Spread to Benchmark Treasury:	T+275 bps

Make-Whole Spread (used to calculate Make-Whole Amount) :	T+30 bps

Expected Settlement Date:	September 20, 2011 (T+3)

CUSIP/ISIN:	361448 AL7 / US361448AL76

Anticipated Ratings:	Baa1 (stable outlook) by Moody’s Investors Service, Inc.
BBB (stable outlook) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC

Lead Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BMO Capital Markets Corp.
Mizuho Securities USA Inc.
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.

[1]	Plus accrued and unpaid interest, from and including May 27, 2011 to, but excluding, September 20, 2011, in the amount of $761,180.56.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or Morgan Stanley & Co. LLC at 1-866-718-1649.